Sound Financial Bancorp, Inc. Q2 2025 Results
Seattle, WA, July 29, 2025 — Sound Financial Bancorp, Inc. (the "Company") (Nasdaq: SFBC), the holding company for Sound Community Bank (the "Bank"), today reported net income of $2.1 million for the quarter ended June 30, 2025, or $0.79 diluted earnings per share, as compared to net income of $1.2 million, or $0.45 diluted earnings per share, for the quarter ended March 31, 2025, and $795 thousand, or $0.31 diluted earnings per share, for the quarter ended June 30, 2024. The Company also announced today that its Board of Directors declared a cash dividend on the Company's common stock of $0.19 per share, payable on August 25, 2025 to stockholders of record as of the close of business on August 11, 2025.

Comments from the President / Chief Executive Officer and Chief Financial Officer
“Despite the ongoing economic uncertainty impacting the communities and clients we serve, we remained keenly focused on supporting our stakeholders to meet their banking needs. This commitment enabled us to increase our loans held for portfolio by 2% in the quarter. Although credit quality improved, the growth in our loan portfolio resulted in provision expense during the quarter. We also reduced our cost of funds by 5 basis points and emphasized money market products, which are well-positioned to reprice quickly if we experience additional rate cuts in the future,” remarked Laurie Stewart, President and Chief Executive Officer.

"Our teams remain focused on maintaining strong credit quality, improving our net interest margin, and controlling expenses. Importantly, we resolved three of our four largest nonaccrual loans during the quarter, which led to meaningful improvements in credit quality, net interest income, and net income. We achieved growth across most loan categories, and our commercial lending group maintains a solid pipeline to support continued near-term growth," explained Wes Ochs, Executive Vice President and Chief Financial Officer.

Mr. Ochs continued, "Our net interest income continues to improve as we replace lower yielding loans and grow our portfolio. At the same time, we expect the decline in funding costs, driven by earlier rate cuts by the Federal Reserve, to continue though at a more gradual pace. As noted last quarter, we are continuing to realize benefits from prior technology investments, which have helped reduce expenses and are expected to drive further efficiencies as we grow."

Q2 2025 Financial Performance
Total assets decreased $10.9 million or 1.0% to $1.06 billion at June 30, 2025, from $1.07 billion at March 31, 2025, and decreased $16.6 million or 1.5% from $1.07 billion at June 30, 2024.
Net interest income increased $1.2 million or 14.7% to $9.3 million for the quarter ended June 30, 2025, from $8.1 million for the quarter ended March 31, 2025, and increased $1.8 million or 24.3% from $7.4 million for the quarter ended June 30, 2024.

Net interest margin ("NIM"), annualized, was 3.67% for the quarter ended June 30, 2025, compared to 3.25% for the quarter ended March 31, 2025 and 2.92% for the quarter ended June 30, 2024.
Loans held-for-portfolio increased $18.1 million or 2.0% to $904.3 million at June 30, 2025, compared to $886.2 million at March 31, 2025, and increased $15.0 million or 1.7% from $889.3 million at June 30, 2024.

A $170 thousand provision for credit losses was recorded for the quarter ended June 30, 2025, compared to a release of provision for credit losses of $203 thousand and $109 thousand for the quarters ended March 31, 2025 and June 30, 2024, respectively. At June 30, 2025, the allowance for credit losses on loans to total loans outstanding was 0.94%, compared to 0.95% at March 31, 2025 and 0.96% at June 30, 2024.

Total deposits decreased $10.9 million or 1.2% to $899.5 million at June 30, 2025, from $910.3 million at March 31, 2025, and decreased $7.3 million or 0.8% from $906.8 million at June 30, 2024. Noninterest-bearing deposits decreased $2.5 million or 2.0% to $124.2 million at June 30, 2025 compared to $126.7 million at March 31, 2025, and decreased $718 thousand or 0.6% compared to $124.9 million at June 30, 2024.

Total noninterest income increased $22 thousand or 2.0% to $1.1 million for the quarter ended June 30, 2025, compared to the quarter ended March 31, 2025, and decreased $42 thousand or 3.6% compared to the quarter ended June 30, 2024.

The loans-to-deposits ratio was 101% at June 30, 2025, compared to 98% at both March 31, 2025 and June 30, 2024.

Total noninterest expense decreased $249 thousand or 3.1% to $7.7 million for the quarter ended June 30, 2025, compared to the quarter ended March 31, 2025, and decreased $72 thousand or 0.9% compared to the quarter ended June 30, 2024.

Total nonperforming loans decreased $6.3 million or 65.1% to $3.4 million at June 30, 2025, from $9.7 million at March 31, 2025, and decreased $5.5 million or 62.2% from $8.9 million at June 30, 2024. Nonperforming loans to total loans was 0.37% and the allowance for credit losses on loans to total nonperforming loans was 253.59% at June 30, 2025.

The Bank continued to maintain capital levels in excess of regulatory requirements and was categorized as "well-capitalized" at June 30, 2025.

Operating Results
Net Interest Income after Provision for (Release of) Credit Losses

	For the Quarter Ended			Q2 2025 vs. Q1 2025		Q2 2025 vs. Q2 2024
	June 30, 2025	March 31, 2025	June 30, 2024	Amount ($)	Percentage (%)	Amount ($)	Percentage (%)
	(Dollars in thousands, unaudited)
Interest income	$14,915	$13,706	$14,039	$1,209	8.8%	$876	6.2%
Interest expense	5,660	5,635	6,591	25	0.4%	(931)	(14.1)%
Net interest income	9,255	8,071	7,448	1,184	14.7%	1,807	24.3%
Provision for (release of) credit losses	170	(203)	(109)	373	(183.7)%	279	(256.0)%
Net interest income after provision for (release of) credit losses	9,085	8,274	7,557	811	9.8%	1,528	20.2%
Q2 2025 vs Q1 2025
Interest income increased $1.2 million, or 8.8%, to $14.9 million for the quarter ended June 30, 2025, compared to $13.7 million for the quarter ended March 31, 2025. The increase in interest income from the prior quarter was primarily due to a higher average balance of interest-earning cash, a 45 basis point increase in the average yield on loans, and a 45 basis point increase in the average yield on investments. Interest income also increased due to loan payoffs and the timing of rate adjustment on variable-rate assets, as well as increased liquidity deployment through higher interest-bearing cash balances.
Interest income on loans increased $1.1 million, or 8.8%, to $13.7 million for the quarter ended June 30, 2025, compared to $12.6 million for the quarter ended March 31, 2025. The average balance of total loans was $895.0 million for the quarter ended June 30, 2025, compared to $896.8 million for the quarter ended March 31, 2025. The change in the average balance of total loans was primarily due to growth in commercial and multifamily loans, manufactured home loans, and floating home loans, offset by declines in construction and land loans and one-to-four family loans. The average balances for home equity loans, commercial business loans, and other consumer loans remained relatively flat from the first quarter of 2025. The average yield on total loans was 6.14% for the quarter ended June 30, 2025, up from 5.69% for the quarter ended March 31, 2025. This was primarily due to recognition of interest income from the payoff of loans previously on nonaccrual, the origination of new loans at higher interest rates, and upward adjustments on variable-rate loans. The payoff of several large nonaccrual loans during the quarter contributed significantly to loan yield improvement but may not recur in future periods.
Interest income on investments was $123 thousand for the quarter ended June 30, 2025, compared to $108 thousand for the quarter ended March 31, 2025. Interest income on interest-bearing cash increased $87 thousand to $1.1 million for the quarter ended June 30, 2025, compared to $1.0 million for the quarter ended March 31, 2025. This increase was a result of a higher average balance of interest-earning cash during the quarter.
The increase in interest expense during the current quarter from the prior quarter was primarily the result of higher average balances and rates paid on savings and money market accounts, offset by lower average balances and rates paid on certificate accounts, as well as lower balances on demand and NOW accounts. The average cost of deposits was 2.34% for the quarter ended June 30, 2025, down from 2.37% for the quarter ended March 31, 2025, as higher costing deposits repriced lower due to market interest rate cuts beginning in September 2024. The average cost of FHLB advances was 4.28% for the quarter ended June 30, 2025, up from 4.25% for the quarter ended March 31, 2025.
A provision for credit losses of $170 thousand was recorded for the quarter ended June 30, 2025, consisting of a provision for credit losses on loans of $164 thousand and a provision for credit losses on unfunded loan commitments of $6 thousand. This compared to a release of credit losses of $203 thousand for the quarter ended March 31, 2025, consisting of a release of credit losses on loans of $85 thousand and on unfunded loan commitments of $118 thousand. The increase in the provision for credit losses for the quarter ended June 30, 2025 compared to the quarter ended March 31, 2025 resulted primarily from a larger loan portfolio, an increase in the balance of unfunded commitments, and an additional qualitative adjustment applied to certain loan segments. Specifically, qualitative adjustments were increased for consumer loan segments related to manufactured home and floating home loans due to higher concentrations. These were partially offset by the removal of qualitative adjustments for improved credit quality within the commercial construction and floating home loan segments. Expected credit loss estimates are based on a range of factors, including market conditions, borrower-specific information, projected delinquencies, and anticipated effects of economic trends on borrowers' ability to repay.

Q2 2025 vs Q2 2024
Interest income on loans increased $1.4 million, or 11.2%, to $13.7 million for the quarter ended June 30, 2025, compared to $12.3 million for the quarter ended June 30, 2024. The average balance of total loans was $895.0 million for the quarter ended June 30, 2025, up from $891.9 million for the quarter ended June 30, 2024. The average yield on total loans was 6.14% for the quarter ended June 30, 2025, up from 5.56% for the quarter ended June 30, 2024. The increase in the average loan yield was primarily due to recognition of interest income from the payoff of loans previously on nonaccrual, the origination of new loans at higher interest rates, and upward repricing on variable-rate loans.
Interest income on investments was $123 thousand for the quarter ended June 30, 2025, compared to $133 thousand for the quarter ended June 30, 2024. Interest income on interest-bearing cash decreased $489 thousand to $1.1 million for the quarter ended June 30, 2025, compared to $1.6 million for the quarter ended June 30, 2024. The decrease was a result of both a lower average yield, as a result of reductions in the rates paid on interest-earning cash, and a lower average balance.
The decrease in interest expense during the current quarter from the same quarter a year ago was primarily the result of a $15.6 million decrease in the average balance of interest-bearing demand and NOW accounts, a $29.2 million decrease in the average balance of certificate accounts, and a $15.0 million decrease in the average balance of FHLB advances, as well as lower average rates paid on all categories of interest-bearing deposits, reflecting lower market interest rates. These average-balance decreases were partially offset by a $45.2 million increase in the average balance of savings and money market accounts. The average cost of deposits was 2.34% for the quarter ended June 30, 2025, down from 2.67% for the quarter ended June 30, 2024. The average cost of FHLB advances was 4.28% for the quarter ended June 30, 2025, down from 4.31% for the quarter ended June 30, 2024.
A provision for credit losses of $170 thousand was recorded for the quarter ended June 30, 2025, consisting of a provision for credit losses on loans of $164 thousand and a provision for credit losses on unfunded loan commitments of $6 thousand. This compared to a release of provision for credit losses of $109 thousand for the quarter ended June 30, 2024, consisting of a release of provision for credit losses on loans of $88 thousand and a release of provision for credit losses on unfunded loan commitments of $21 thousand. The larger provision recorded in the current quarter primarily reflected the factors discussed above.
Noninterest Income

	For the Quarter Ended			Q2 2025 vs. Q1 2025		Q2 2025 vs. Q2 2024
	June 30, 2025	March 31, 2025	June 30, 2024	Amount ($)	Percentage (%)	Amount ($)	Percentage (%)
	(Dollars in thousands, unaudited)
Service charges and fee income	$664	$684	$761	$(20)	(2.9)%	$(97)	(12.7)%
Earnings on bank-owned life insurance (“BOLI”)	229	195	134	34	17.4%	95	70.9%
Mortgage servicing income	263	269	279	(6)	(2.2)%	(16)	(5.7)%
Fair value adjustment on mortgage servicing rights	(80)	(99)	(116)	19	(19.2)%	36	(31.0)%
Net gain on sale of loans	44	49	74	(5)	(10.2)%	(30)	(40.5)%
Other income	—	—	30	—	—%	(30)	(100.0)%
Total noninterest income	$1,120	$1,098	$1,162	$22	2.0%	$(42)	(3.6)%
Q2 2025 vs Q1 2025
The increase in noninterest income during the current quarter compared to the quarter ended March 31, 2025 was primarily related to
•an increase of $34 thousand in earnings from BOLI, primarily due to continued impact from fluctuations in financial markets that increased the values of policies; and
•a $19 thousand lower adjustment for the fair value of mortgage servicing rights due to an overall smaller servicing portfolio resulting in a lower adjustment needed, partially offset by:
•a $20 thousand decrease in service charges and fee income due primarily to the absence during the current quarter of Mastercard volume incentive received in the first quarter of 2025.
Loans sold during the quarter ended June 30, 2025, totaled $3.6 million, compared to $2.0 million and $4.0 million of loans sold during the quarters ended March 31, 2025 and June 30, 2024, respectively. Although loan sale volume increased during the second quarter of 2025 from the first quarter of 2025, the related net gain declined by $5 thousand, reflecting lower pricing margins on loans sold in the current quarter.

Q2 2025 vs Q2 2024
The decrease in noninterest income during the current quarter compared to the quarter ended June 30, 2024 was primarily due to
•a $97 thousand decrease in service charges and fee income, primarily due to a recovery of potential future lost fee income recorded in the second quarter of 2024 in connection with a vendor error; this decrease was partially offset by an increase in fees associated with new client acquisition in our specialty banking deposit accounts and higher interchange income in the current quarter, and
•a $16 thousand decrease in mortgage servicing income as a result of the portfolio paying down at a faster rate than originations replace repayments;
•a $30 thousand decrease in net gain on sale of loans due to fewer loans sold; and
•a $30 thousand decrease in other income due to gain on disposal of assets due to insurance claims on the loss of fully depreciated assets in same quarter last year.

These decreases were partially offset by:

•an $95 thousand increase in earnings from BOLI primarily due to the strategic decision to surrender and exchange existing policies into higher yielding policies in the first quarter, with the benefit of improve yields continuing into the second quarter, partially offset by fluctuations in financial markets which reduced the values of policies; and
•a $36 thousand improvement in the adjustment for the fair value of mortgage servicing rights due to higher market value, partially offset by a smaller servicing portfolio.
Noninterest Expense

	For the Quarter Ended			Q2 2025 vs. Q1 2025		Q2 2025 vs. Q2 2024
	June 30, 2025	March 31, 2025	June 30, 2024	Amount ($)	Percentage (%)	Amount ($)	Percentage (%)
	(Dollars in thousands, unaudited)
Salaries and benefits	$4,321	$4,595	$4,658	$(274)	(6.0)%	$(337)	(7.2)%
Operations	1,443	1,365	1,569	78	5.7%	(126)	(8.0)%
Regulatory assessments	222	221	220	1	0.5%	2	0.9%
Occupancy	416	437	397	(21)	(4.8)%	19	4.8%
Data processing	1,254	1,293	910	(39)	(3.0)%	344	37.8%
Net loss (gain) on OREO and repossessed assets	9	3	(17)	6	200.0%	26	(152.9)%
Total noninterest expense	$7,665	$7,914	$7,737	$(249)	(3.1)%	$(72)	(0.9)%
Q2 2025 vs Q1 2025
The decrease in noninterest expense during the current quarter from the quarter ended March 31, 2025 was primarily a result of:
•a $274 thousand decrease in salaries and benefits related to lower salaries expense primarily due to an annual deferred compensation contribution for key executives made in the first quarter of each year, and higher deferred salaries related to increased loan originations, partially offset by higher incentive expense related to increased loan originations and higher retirement plan expense related to a higher market valuation in the second quarter;
•a $21 thousand decrease in occupancy primarily due to higher annual common area maintenance charges and maintenance fees typically recognized in the first quarter; and
•a $39 thousand decrease in data processing costs due to adjustments made to amortization and accrual estimates in the current quarter.

The decreases were partially offset by:
•a $78 thousand increase in operations expense due to higher deposit product costs, including debit card processing fees and higher loan fees, as well as the recognition of annual fee reimbursements from Mastercard in the prior quarter; and

•a $6 thousand increase in expenses related to OREO and repossessed assets due to the addition of a new property in the second quarter of 2025.
Q2 2025 vs Q2 2024
The decrease in noninterest expense during the current quarter from the quarter ended June 30, 2024 was primarily a result of:
•a $337 thousand decrease in salaries and benefits related to higher deferred salaries and lower incentive expense as a result of lower growth in the current quarter than in the same quarter one year ago;
•a $126 thousand decrease in operations expense primarily due to lower expenses across various accounts, resulting from ongoing cost saving initiatives and process improvements.

These decrease were partially offset by:

•a $344 thousand increase in data processing expenses due to various project implementations that began amortizing in the third quarter of 2024, as well as new software technology being deployed in 2025 that continues to streamline our operations costs and processes;
•a $19 thousand increase in occupancy expense due to higher building lease charges in 2025; and
•a $26 thousand increase in expenses related to OREO and repossessed assets due to the addition of a new property in the second quarter of 2025 and the absence of property sales in the same quarter last year.
Balance Sheet Review, Capital Management and Credit Quality

Assets at June 30, 2025 totaled $1.06 billion, down from $1.07 billion at March 31, 2025 and June 30, 2024. The decrease in total assets from March 31, 2025 was primarily a result of lower balances of cash and cash equivalents, partially offset by higher balances of loans held-for-portfolio.
Cash and cash equivalents decreased $29.0 million, or 22.0%, to $102.5 million at June 30, 2025, compared to $131.5 million at March 31, 2025, and decreased $32.6 million, or 24.1%, from $135.1 million at June 30, 2024. The decreased cash and cash equivalents from the prior quarter-end was primarily due to lower deposit balances and an increase in loans held-for-portfolio.
Investment securities decreased $176 thousand, or 1.8%, to $9.6 million at June 30, 2025, compared to $9.8 million at March 31, 2025, and decreased $509 thousand, or 5.0%, from $10.1 million at June 30, 2024, as pay-offs and paydowns of investments exceeded new purchases. Held-to-maturity securities totaled $2.1 million at June 30, 2025, March 31, 2025, and June 30, 2024. Available-for-sale securities totaled $7.5 million at June 30, 2025, compared to $7.7 million at March 31, 2025 and $8.0 million at June 30, 2024.
Loans held-for-portfolio were $904.3 million at June 30, 2025, compared to $886.2 million at March 31, 2025 and $889.3 million at June 30, 2024. The increase from March 31, 2025 was primarily due to the origination of new loans within all loan segments, excluding other consumer, during the quarter. The increase from June 30, 2024 was primarily due to the origination of new loans within all loan segments, excluding one-to-four family, construction and land, and other consumer loans. The decrease in one-to-four family loans was primarily due to fewer new home loans offset by normal payment amortization. The decrease in construction and land loans is primarily due to the completion of projects, of which $14 million converted to permanent financing.
Nonperforming assets (“NPAs”), which are comprised of nonaccrual loans (including nonperforming modified loans), other real estate owned (“OREO”) and other repossessed assets, decreased $6.0 million, or 62.2%, to $3.7 million at June 30, 2025, from $9.7 million at March 31, 2025 and decreased $5.4 million, or 59.4%, from $9.0 million at June 30, 2024. The decrease in NPAs from March 31, 2025 was primarily due to payoffs totaling $6.9 million, including two commercial real estate loans and one floating homes loan, partially offset by the addition of five loans totaling $1.0 million to nonaccrual status and $259 thousand of other real estate owned properties. The decrease in NPAs from one year ago was primarily due to payoffs totaling $8.3 million, the return of $605 thousand of loans to accrual status, and regular loan payments. These decreases were partially offset by the placement of an additional $4.0 million of loans on nonaccrual status.
NPAs to total assets were 0.35%, 0.91% and 0.84% at June 30, 2025, March 31, 2025 and June 30, 2024, respectively. The allowance for credit losses on loans to total loans outstanding was 0.94% at June 30, 2025, compared to 0.95% at March 31,

2025 and 0.96% at June 30, 2024. Net loan charge-offs were $21 thousand for both the second and first quarters of 2025 compared to $17 thousand for the second quarter of 2024.
The following table summarizes our NPAs at the dates indicated (dollars in thousands):

	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Nonperforming Loans:
One-to-four family	$1,423	$762	$537	$745	$822
Home equity loans	359	368	298	338	342
Commercial and multifamily	1,065	5,627	3,734	4,719	5,161
Construction and land	21	22	24	25	28
Manufactured homes	489	501	521	230	136
Floating homes	—	2,363	2,363	2,377	2,417
Commercial business	—	—	11	23	—
Other consumer	9	10	3	32	3
Total nonperforming loans	3,366	9,653	7,491	8,489	8,909
OREO and Other Repossessed Assets:
One-to-four family	259	—	—	—	—
Manufactured homes	41	41	—	115	115
Total OREO and repossessed assets	300	41	—	115	115
Total NPAs	$3,666	$9,694	$7,491	$8,604	$9,024

Percentage of Nonperforming Loans:
One-to-four family	38.8%	7.9%	7.3%	8.7%	9.1%
Home equity loans	9.8	3.8	4.0	3.9	3.8
Commercial and multifamily	29.1	58.0	49.8	54.8	57.2
Construction and land	0.6	0.2	0.3	0.3	0.3
Manufactured homes	13.3	5.2	7.0	2.7	1.5
Floating homes	—	24.4	31.5	27.6	26.8
Commercial business	—	—	0.1	0.3	—
Other consumer	0.2	0.1	—	0.4	—
Total nonperforming loans	91.8	99.6	100.0	98.7	98.7
Percentage of OREO and Other Repossessed Assets:
One-to-four family	7.1	—	—	—	—
Manufactured homes	1.1	0.4	—	1.3	1.3
Total OREO and repossessed assets	8.2	0.4	—	1.3	1.3
Total NPAs	100.0%	100.0%	100.0%	100.0%	100.0%

The following table summarizes the allowance for credit losses at the dates and for the periods indicated (dollars in thousands, unaudited):

	At or For the Quarter Ended:
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Allowance for Credit Losses on Loans
Balance at beginning of period	$8,393	$8,499	$8,585	$8,493	$8,598
Provision for (release of) credit losses during the period	164	(85)	(73)	106	(88)
Net charge-offs during the period	(21)	(21)	(13)	(14)	(17)
Balance at end of period	$8,536	$8,393	$8,499	$8,585	$8,493
Allowance for Credit Losses on Unfunded Loan Commitments
Balance at beginning of period	$116	$234	$147	$245	$266
Provision for (release of) credit losses during the period	6	(118)	87	(98)	(21)
Balance at end of period	122	116	234	147	245
Allowance for Credit Losses	$8,658	$8,509	$8,733	$8,732	$8,738
Allowance for credit losses on loans to total loans	0.94%	0.95%	0.94%	0.95%	0.96%
Allowance for credit losses to total loans	0.96%	0.96%	0.97%	0.97%	0.98%
Allowance for credit losses on loans to total nonperforming loans	253.59%	86.95%	113.46%	101.13%	95.33%
Allowance for credit losses to total nonperforming loans	257.22%	88.15%	116.58%	102.86%	98.08%

Total deposits decreased $10.9 million, or 1.2%, to $899.5 million at June 30, 2025, from $910.3 million at March 31, 2025 and decreased $7.3 million, or 0.8%, from $906.8 million at June 30, 2024. The decrease in total deposits from both prior dates was primarily due to normal daily fluctuations in customer account balances, reflecting routine activity rather than significant changes in overall deposit levels. Noninterest-bearing deposits decreased $2.5 million, or 2.0%, to $124.2 million at June 30, 2025, compared to $126.7 million at March 31, 2025 and decreased $718 thousand, or 0.6%, from $124.9 million at June 30, 2024. Noninterest-bearing deposits represented 13.7%, 13.9% and 13.8% of total deposits at June 30, 2025, March 31, 2025 and June 30, 2024, respectively.
FHLB advances totaled $25.0 million at June 30, 2025 and March 31, 2025, compared to $40.0 million at June 30, 2024. FHLB advances are primarily used to support organic loan growth and to maintain liquidity ratios in line with our asset/liability objectives. FHLB advances outstanding at June 30, 2025 had maturities ranging from early 2026 through early 2028. Subordinated notes, net totaled $11.8 million at both June 30, 2025 and March 31, 2025, and $11.7 million at June 30, 2024.
Stockholders’ equity totaled $106.0 million at June 30, 2025, an increase of $1.6 million, or 1.5%, from $104.4 million at March 31, 2025, and an increase of $4.7 million, or 4.6%, from $101.3 million at June 30, 2024. The increase in stockholders’ equity from March 31, 2025 was primarily the result of $2.1 million of net income earned during the current quarter and $75 thousand in share-based compensation, partially offset by a $67 thousand increase in accumulated other comprehensive loss, net of tax and the payment of $487 thousand in cash dividends to the Company's stockholders.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, which is headquartered in Seattle, Washington and has full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with one loan production office located in the Madison Park neighborhood of Seattle. For more information, please visit www.soundcb.com.

Forward-Looking Statements Disclaimer

When used in this press release and in documents filed or furnished by Sound Financial Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors listed below or because of other factors that we cannot foresee that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Factors which could cause actual results to differ materially, include, but are not limited to: adverse impacts to economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of persistent inflation, recessionary pressures or slowing economic growth; changes in interest rate levels and the duration of such changes, including action by the Board of Governors of the Federal Reserve System which could adversely affect our revenues and expenses, the values of our assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and monetary and fiscal policy responses thereto; the effects of a federal government shutdown, debt ceiling standoff, or other fiscal uncertainty; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; changes in consumer spending, borrowing and savings habits; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans;expectations regarding key growth initiatives and strategic priorities; environmental, social and governance goals and targets; results of examinations of the Company or the Bank by their regulators; increased competition; changes in management's business strategies; the ability to adapt to rapid technological changes, including advancements in artificial intelligence, digital banking, and cybersecurity; legislation or regulatory change, including but not limited to shifts in capital requirement, banking regulation, tax laws, or consumer protection laws; vulnerabilities in information systems or third-party service providers, including disruptions, breaches, or attacks; geopolitical development and international conflict, including but not limited to tensions or instability in Eastern Europe, the Middle East, and Asia, or the imposition of new or increased tariffs and trade restrictions, which may disrupt financial markets, global supply chains, energy prices, or economic activity in specific industry sectors; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, domestic political unrest and other external events on our business; and other factors described in the Company's latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and other documents filed with or furnished to the SEC, which are available at www.soundcb.com and on the SEC's website at www.sec.gov. The risks inherent in these factors could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company and could negatively affect the Company's operating and stock performance.

The Company does not undertake—and specifically disclaims any obligation—to revise any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statement.

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Six Months Ended June 30,
	2025	2024
Interest income	$28,622	$27,799
Interest expense	11,295	12,891
Net interest income	17,327	14,908
Release of provision for credit losses	(33)	(142)
Net interest income after release of provision for credit losses	17,360	15,050
Noninterest income:
Service charges and fee income	1,348	1,373
Earnings on bank-owned life insurance	423	311
Mortgage servicing income	531	561
Fair value adjustment on mortgage servicing rights	(179)	(181)
Net gain on sale of loans	93	164
Other income	—	30
Total noninterest income	2,216	2,258
Noninterest expense:
Salaries and benefits	8,916	9,201
Operations	2,808	3,026
Regulatory assessments	442	409
Occupancy	853	841
Data processing	2,547	1,928
Net loss (gain) on OREO and repossessed assets	12	(11)
Total noninterest expense	15,578	15,394
Income before provision for income taxes	3,998	1,914
Provision for income taxes	779	350
Net income	$3,219	$1,564

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Quarter Ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Interest income	$14,915	$13,706	$14,736	$14,838	$14,039
Interest expense	5,660	5,635	6,516	6,965	6,591
Net interest income	9,255	8,071	8,220	7,873	7,448
Provision for (release of) provision for credit losses	170	(203)	14	8	(109)
Net interest income after provision for (release of) provision for credit losses	9,085	8,274	8,206	7,865	7,557
Noninterest income:
Service charges and fee income	664	684	619	628	761
Earnings on bank-owned life insurance	229	195	127	186	134
Mortgage servicing income	263	269	277	280	279
Fair value adjustment on mortgage servicing rights	(80)	(99)	77	101	(116)
Net gain on sale of loans	44	49	53	40	74
Other income	—	—	7	—	30
Total noninterest income	1,120	1,098	1,160	1,235	1,162
Noninterest expense:
Salaries and benefits	4,321	4,595	3,920	4,469	4,658
Operations	1,443	1,365	1,329	1,540	1,569
Regulatory assessments	222	221	189	189	220
Occupancy	416	437	409	414	397
Data processing	1,254	1,293	1,232	1,067	910
Net loss (gain) on OREO and repossessed assets	9	3	(21)	—	(17)
Total noninterest expense	7,665	7,914	7,058	7,679	7,737
Income before provision for income taxes	2,540	1,458	2,308	1,421	982
Provision for income taxes	488	291	389	267	187
Net income	$2,052	$1,167	$1,919	$1,154	$795

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, unaudited)

	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
ASSETS
Cash and cash equivalents	$102,542	$131,494	$43,641	$148,930	$135,111
Available-for-sale securities, at fair value	7,521	7,689	7,790	8,032	7,996
Held-to-maturity securities, at amortized cost	2,113	2,121	2,130	2,139	2,147
Loans held-for-sale	2,025	2,267	487	65	257
Loans held-for-portfolio	904,286	886,226	900,171	901,733	889,274
Allowance for credit losses - loans	(8,536)	(8,393)	(8,499)	(8,585)	(8,493)
Total loans held-for-portfolio, net	895,750	877,833	891,672	893,148	880,781
Accrued interest receivable	3,658	3,540	3,471	3,705	3,413
Bank-owned life insurance, net	22,913	22,685	22,490	22,363	22,172
Other real estate owned ("OREO") and other repossessed assets, net	300	41	—	115	115
Mortgage servicing rights, at fair value	4,638	4,688	4,769	4,665	4,540
Federal Home Loan Bank ("FHLB") stock, at cost	1,734	1,734	1,730	2,405	2,406
Premises and equipment, net	4,498	4,591	4,697	4,807	4,906
Right-of-use assets	3,933	3,546	3,725	3,779	4,020
Other assets	6,617	6,957	7,031	6,777	6,995
TOTAL ASSETS	$1,058,242	$1,069,186	$993,633	$1,100,930	$1,074,859
LIABILITIES
Interest-bearing deposits	$775,262	$783,660	$705,267	$800,480	$781,854
Noninterest-bearing deposits	124,197	126,687	132,532	129,717	124,915
Total deposits	899,459	910,347	837,799	930,197	906,769
Borrowings	25,000	25,000	25,000	40,000	40,000
Accrued interest payable	634	586	765	908	760
Lease liabilities	4,213	3,828	4,013	4,079	4,328
Other liabilities	10,238	10,774	9,371	9,711	9,105
Advance payments from borrowers for taxes and insurance	914	2,450	1,260	2,047	812
Subordinated notes, net	11,780	11,770	11,759	11,749	11,738
TOTAL LIABILITIES	952,238	964,755	889,967	998,691	973,512
STOCKHOLDERS' EQUITY:
Common stock	25	25	25	25	25
Additional paid-in capital	28,590	28,515	28,413	28,296	28,198
Retained earnings	78,517	76,952	76,272	74,840	74,173
Accumulated other comprehensive loss, net of tax	(1,128)	(1,061)	(1,044)	(922)	(1,049)
TOTAL STOCKHOLDERS' EQUITY	106,004	104,431	103,666	102,239	101,347
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,058,242	$1,069,186	$993,633	$1,100,930	$1,074,859

KEY FINANCIAL RATIOS
(unaudited)

	For the Quarter Ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Annualized return on average assets	0.78%	0.45%	0.70%	0.42%	0.30%
Annualized return on average equity	7.78%	4.53%	7.40%	4.50%	3.17%
Annualized net interest margin(1)	3.67%	3.25%	3.13%	2.98%	2.92%
Annualized efficiency ratio(2)	73.88%	86.31%	75.25%	84.31%	89.86%
(1)Net interest income divided by average interest earning assets.
(2)Noninterest expense divided by total revenue (net interest income and noninterest income).

PER COMMON SHARE DATA
(unaudited)

	At or For the Quarter Ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Basic earnings per share	$0.80	$0.45	$0.75	$0.45	$0.31
Diluted earnings per share	$0.79	$0.45	$0.74	$0.45	$0.31
Weighted-average basic shares outstanding	2,556,562	2,554,265	2,547,210	2,544,233	2,540,538
Weighted-average diluted shares outstanding	2,577,990	2,578,609	2,578,771	2,569,368	2,559,015
Common shares outstanding at period-end	2,566,069	2,566,069	2,564,907	2,564,095	2,557,284
Book value per share	$41.31	$40.70	$40.42	$39.87	$39.63

AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE RATE PAID
(Dollars in thousands, unaudited)

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Income and yields on tax-exempt obligations have not been computed on a tax equivalent basis. All average balances are daily average balances. Nonaccrual loans have been included in the table as loans carrying a zero yield for the period they have been on nonaccrual (dollars in thousands).

	Three Months Ended
	June 30, 2025			March 31, 2025			June 30, 2024
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$895,039	$13,695	6.14%	$896,822	$12,588	5.69%	$891,863	$12,320	5.56%
Interest-earning cash	102,572	1,097	4.29%	95,999	1,010	4.27%	120,804	1,586	5.28%
Investments	12,842	123	3.84%	12,924	108	3.39%	13,935	133	3.84%
Total interest-earning assets	$1,010,453	14,915	5.92%	1,005,745	$13,706	5.53%	$1,026,602	14,039	5.50%
Interest-Bearing Liabilities:
Savings and money market accounts	$346,655	2,258	2.61%	$335,419	2,058	2.49%	$301,454	2,115	2.82%
Demand and NOW accounts	138,150	107	0.31%	140,905	108	0.31%	153,739	148	0.39%
Certificate accounts	288,286	2,860	3.98%	289,960	3,039	4.25%	317,496	3,731	4.73%
Subordinated notes	11,777	168	5.72%	11,766	168	5.79%	11,735	168	5.76%
Borrowings	25,007	267	4.28%	25,000	262	4.25%	40,000	429	4.31%
Total interest-bearing liabilities	$809,875	5,660	2.80%	$803,050	5,635	2.85%	$824,424	6,591	3.22%
Net interest income/spread		$9,255	3.12%		$8,071	2.68%		$7,448	2.28%
Net interest margin			3.67%			3.25%			2.92%

Ratio of interest-earning assets to interest-bearing liabilities	125%			125%			125%
Noninterest-bearing deposits	$121,906			$126,215			$128,878
Total deposits	894,997	$5,225	2.34%	892,499	$5,205	2.37%	901,567	$5,994	2.67%
Total funding (1)	931,781	5,660	2.44%	929,265	5,635	2.46%	953,302	6,591	2.78%
(1)Total funding is the sum of average interest-bearing liabilities and average noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

	Six Months Ended
	June 30, 2025			June 30, 2024
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$895,926	$26,283	5.92%	$893,646	$24,553	5.53%
Interest-earning cash	99,304	2,107	4.28%	114,082	3,002	5.29%
Investments	11,551	232	4.05%	12,633	244	3.88%
Total interest-earning assets	$1,006,781	28,622	5.73%	$1,020,361	27,799	5.48%
Interest-Bearing Liabilities:
Savings and money market accounts	$341,068	4,317	2.55%	$292,954	3,981	2.73%
Demand and NOW accounts	139,520	214	0.31%	156,751	289	0.37%
Certificate accounts	289,119	5,899	4.11%	316,495	7,426	4.72%
Subordinated notes	11,772	336	5.76%	11,730	336	5.76%
Borrowings	25,003	529	4.27%	40,000	859	4.32%
Total interest-bearing liabilities	$806,482	11,295	2.82%	$817,930	12,891	3.17%
Net interest income/spread		$17,327	2.91%		$14,908	2.31%
Net interest margin			3.47%			2.94%

Ratio of interest-earning assets to interest-bearing liabilities	125%			125%
Noninterest-bearing deposits	$124,048			$130,658
Total deposits	893,755	$10,430	2.35%	896,858	$11,696	2.62%
Total funding (1)	930,530	11,295	2.45%	948,588	12,891	2.73%
(1)Total funding is the sum of average interest-bearing liabilities and average noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

LOANS
(Dollars in thousands, unaudited)

	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Real estate loans:
One-to-four family	$262,672	$262,457	$269,684	$271,702	$268,488
Home equity	28,582	28,112	26,686	25,199	26,185
Commercial and multifamily	398,429	392,798	371,516	358,587	342,632
Construction and land	49,926	42,492	73,077	85,724	96,962
Total real estate loans	739,609	725,859	740,963	741,212	734,267
Consumer Loans:
Manufactured homes	43,112	42,448	41,128	40,371	38,953
Floating homes	91,448	86,626	86,411	86,155	81,622
Other consumer	17,259	18,224	17,720	18,266	18,422
Total consumer loans	151,819	147,298	145,259	144,792	138,997
Commercial business loans	14,779	14,690	15,605	17,481	17,860
Total loans	906,207	887,847	901,827	903,485	891,124
Less:
Premiums	662	688	718	736	754
Deferred fees, net	(2,583)	(2,309)	(2,374)	(2,488)	(2,604)
Allowance for credit losses - loans	(8,536)	(8,393)	(8,499)	(8,585)	(8,493)
Total loans held-for-portfolio, net	$895,750	$877,833	$891,672	$893,148	$880,781

DEPOSITS
(Dollars in thousands, unaudited)

	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Noninterest-bearing demand	$124,197	$126,687	$132,532	$129,717	$124,915
Interest-bearing demand	137,222	143,595	142,126	148,740	152,829
Savings	61,813	63,533	61,252	61,455	63,368
Money market	282,346	287,058	206,067	285,655	253,873
Certificates	293,881	289,474	295,822	304,630	311,784
Total deposits	$899,459	$910,347	$837,799	$930,197	$906,769

CREDIT QUALITY DATA
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Total nonperforming loans	$3,366	$9,653	$7,491	$8,489	$8,909
OREO and other repossessed assets	300	41	—	115	115
Total nonperforming assets	$3,666	$9,694	$7,491	$8,604	$9,024
Net charge-offs during the quarter	$(21)	$(21)	$(13)	$(14)	$(17)
Provision for (release of) credit losses during the quarter	170	(203)	14	8	(109)
Allowance for credit losses - loans	8,536	8,393	8,499	8,585	8,493
Allowance for credit losses - loans to total loans	0.94%	0.95%	0.94%	0.95%	0.96%
Allowance for credit losses - loans to total nonperforming loans	253.59%	86.95%	113.46%	101.13%	95.33%
Nonperforming loans to total loans	0.37%	1.09%	0.83%	0.94%	1.00%
Nonperforming assets to total assets	0.35%	0.91%	0.75%	0.78%	0.84%

OTHER STATISTICS
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024

Total loans to total deposits	100.75%	97.53%	107.64%	97.13%	98.27%
Noninterest-bearing deposits to total deposits	13.81%	13.92%	15.82%	13.95%	13.78%

Average total assets for the quarter	$1,055,881	$1,051,135	$1,089,067	$1,095,404	$1,070,579
Average total equity for the quarter	$105,803	$104,543	$103,181	$102,059	$100,961

Contact

Financial:
Wes Ochs
Executive Vice President/CFO
(206) 436-8587

Media:
Laurie Stewart
President/CEO
(206) 436-1495